March 27, 2002

Mr. John Bishop
40W785 Campton Meadow Drive
Elburn, Illinois 60119

Dear John,

On behalf of the Board of Directors of Cepheid, I am pleased to extend to you an offer letter to become the Chief Executive Officer of Cepheid (the "Company" or "Cepheid"). We are assuming that you will commence employment on or about April 12, 2002. Your election as a director of the Board will become effective as of the date that you commence employment. Our offer consists of the following benefits, terms and conditions:

  Position:
    Upon commencement of your employment with the Company, you will become the Chief Executive Officer of the Company, responsible for leading and managing the Company in all regards. You will also be appointed as a member of the Board of Directors of the Company and shall be nominated to serve on the Company's Board as long as you serve as Chief Executive Officer. You will report directly to the Board of Directors of the Company.
    During the term of your employment, you will devote your full business efforts and time to the Company. During the term of your employment, without the prior written approval of the Company (which will not be unreasonably withheld), you will not render services in any capacity to any other person or entity and will not act as a sole proprietor, partner or managing member of any other person or entity or as a shareholder owning more than one percent of the stock of any other corporation. The foregoing, however, will not preclude you from engaging in reasonable community, school or charitable activities, or act as a director of any private company which does not compete with the Company with the permission of the Board of Directors of the Company which should not be unreasonably withheld.
  Salary: You will receive a base salary of $11,923 per pay period (equivalent to $310,000.00 per year), which will be reviewed annually. You will be paid bi-weekly, less payroll deductions and required withholdings, in accordance with the Company's regular payroll practices.
  Bonus: You will be eligible for a cash bonus up to 25% of your base salary on an annual basis. Achievement of goals and objectives as established by the Board of Directors shall be the determining feature in what percentage you will receive; however, for the first year of your employment, your cash bonus will be guaranteed. Therefore, for the fiscal/calendar year 2002, your bonus will be administered as a one-time guaranteed payment of $77,500 less payroll deductions and required withholdings, in accordance with the Company's regular payroll practices. You must be actively employed by Cepheid on December 31, 2002 to be eligible to receive this bonus; provided that if the Company terminates your employment without "Cause" or you terminate it for "Good Reason," both as defined below, you will receive this guaranteed payment. In future years, the % payout will be determined by the degree of achievement against the established goals and objectives.
  Vacation and Employee Benefits: Your paid personal time off (PTO) begins to accrue as of the first day of your employment. Initially you will accrue PTO at a rate of four weeks per year of employment. Your PTO accrual rate will increase by an additional five days per year after the completion of your fourth and tenth years, respectively. Your PTO, including maximum accrual, will otherwise be governed by current company policy.
  Business Expenses: During the term of your employment, you will be authorized to incur necessary and reasonable travel including entertainment and other business expenses in connection with your duties to Cepheid. The Company will reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.
  Moving Expenses: Through March 31, 2003, the Company will reimburse you for all reasonable commuting expenses between your family residence in Illinois and Cepheid locations in conjunction with Company business and provide you with a reasonable rental supplement for temporary living arrangements near Cepheid as shall be agreed upon by you and the Board. Should you decide to relocate your family to the vicinity of Cepheid, the Company will reimburse you for all reasonable and customary moving expenses incurred prior to June 30, 2003 or as shall be agreed upon by you and the Board.
  Stock Options: Subject to approval by the Board of Directors, upon commencement of your employment with Cepheid, you will be granted an option, to purchase 750,000 shares of the Company's Common Stock at an option price equal to the closing price of the Company's common stock on the date your employment commences. The option will be immediately exercisable subject to the right of repurchase and will be an incentive stock option to the maximum extent permitted by the Internal Revenue Code of 1986, as amended (the "Code"). The right of repurchase shall expire with respect to 25% of the total number of shares one year after the vesting base date, and with respect to an additional 1/48th of the total number of shares at the end of each month thereafter; so that the right of repurchase shall have expired with respect to all of the shares on and after four years after the vesting base date.
  No Conflicting Obligations: You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement other than those obligations and commitments set forth in Section 2(c) of the Confidentiality and Noncompetition Agreement attached hereto as Exhibit A.
  Termination Benefits:
    Provided the parties enter into a mutual general release, if you are involuntarily terminated by the Company without "Cause," or you terminate your employment upon written notice to the Board of Directors at any time for "Good Reason," both as defined below, the Company will provide you with (i) any accrued base salary, reimbursements, unused and unpaid PTO and other benefits earned through your date of termination, (ii) a single lump sum severance payment equal to twelve (12) months of your current annual base salary, (iii) a single lump sum payment equal to your prorated target cash bonus and (iv) the Company will immediately accelerate the vesting of 50% of all unvested stock options which will be exercisable for a period of three months following the date of such termination.
    In addition, regardless of the dates of termination referred to above, in the event of a termination by the company without Cause, or by you for Good Reason if you choose to continue the health care pursuant to COBRA for you and your eligible dependents, the Company will pay your COBRA premiums during such period of severance referred to above, provided you or your dependents remain eligible under the provisions of COBRA.
    For the purposes of this Offer, a termination for "Cause" will mean a termination initiated by the Company or a successor for any of the following reasons: (i) failure to perform any reasonable and lawful duty of your position after being given written notice of such failure by the Board of Directors and fifteen days in which to cure your performance, provided that such notice will be required only with respect to the first failure; (ii) an act committed by you which constitutes misconduct and which is injurious to the Company or any subsidiary or a successor; (iii) your being convicted of, or pleading "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof; (iv) your committing an act of fraud against, or the misappropriation of property belonging to, the Company or any subsidiary or a successor; (v) an act of dishonesty committed by you in connection with your responsibilities as an employee and affecting the business or affairs of the Company; (vi) a breach of any confidentiality or proprietary information or other agreement between you and the Company or any subsidiary or any successor; or (vii) the failure or refusal by you to carry out the reasonable directives of the Company, if such failure continues for fifteen days or more after the Company has given written notice describing such failure, provided that such notice shall be required only with respect to the first failure.
    "Good Reason" means the occurrence of any of the following conditions, without your written consent: (i) a significant diminution in the nature or scope of your authority, title, function or duties; (ii) a 10 % reduction in your base annual salary or 25% reduction in your target bonus (in either case, unless such reduction is part of an officer-wide program to reduce expenses); (iii) any material breach of this letter agreement by the Company; (iv) the Company's requiring you to be based at any office or location more than 50 miles from the Company's current headquarters in Sunnyvale, California; or (v) failure of any successor to assume this agreement.
    If your employment is terminated by the Company or a successor for "Cause" or if you leave voluntarily without "Good Reason," you will be paid your base salary and all unused and unpaid PTO earned through your date of termination, but no other benefits. In such event, all stock vesting and benefits will cease on your date of termination.
    If you are involuntarily terminated by the Company without "Cause" or you terminate your employment upon written notice to the Board of Directors at any time for "Good Reason," with such termination occurring within one year of a Change of Control, the Company will provide you with (i) any accrued base salary, reimbursements, unused and unpaid PTO and other benefits earned through your date of termination of employment; (ii) a single lump sum severance payment equal to eighteen (18) months of your current annual base salary; (iii) a single lump sum payment equal to your target cash bonus you would have earned pursuant to Section 3 above; (iv) full immediate acceleration of the vesting and exercisability of your outstanding stock options, and (v) continued health care pursuant to COBRA for you and your eligible dependents paid for by the Company for a period of eighteen (18) months after such termination.
    If your employment is terminated due to your death or disability, you will be paid your base salary and all unused and unpaid PTO earned through your date of termination, but no other benefits except benefits pursuant to relevant insurance coverage. In such event, all stock vesting and benefits will cease on your date of termination. (Under the Company's stock option plan you have six months to exercise vested options after termination due to disability, and your representative, heir or devisee will have 12 months after termination due to death.)
    "Change of Control" means (i) any "person" of the Securities Exchange Act of 1934, as amended, "the Exchange Act", other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then outstanding securities, (ii) the Company is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (iii) the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction having similar effect, (iv) the dissolution or liquidation of the Company.
    If your severance and other benefits provided for in this Offer Letter constitute "parachute payments" within the meaning of the Code, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under this Offer Letter will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed bye Section 4999 of the Code, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.
  Term: Unless your employment with Cepheid is earlier terminated, the provisions of this letter agreement shall govern the first 4 years of your employment. Assuming you remain employed by Cepheid, the parties will enter into negotiations for a new arrangement prior to expiration of the 4- year period to cover future periods. You agree to resign immediately upon request of the Company from your directorship upon termination of your employment for any reason.
  Miscellaneous:
    Benefits: You will be entitled to participate in the Company's standard benefit plans as a full-time employee to the extent set forth in such plans.
    Proprietary Information: You will be required to sign Cepheid's standard proprietary information and inventions agreement (attached hereto as Exhibit B).
    Final Agreement: The employment terms in this letter and the proprietary information and inventions agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and Cepheid with respect to the terms and conditions of your employment. These terms supersede any other agreements or promises made to you by anyone, whether oral or written. This agreement is governed by California law and, except as set forth herein, shall be binding on the Company's successors and assigns.
    At-will Employment: California is an "at-will" employment state, and Cepheid is an at-will employer. This means that either you or the Company or any successor has the right to terminate the employment relationship at any time with or without cause. This is the full and final agreement between you and the Company or any successor on these terms. Although your job duties, title, compensation and benefits, and the personnel policies and procedures may change from time-to-time, the at-will nature of your employment may only be changed in a document signed by you and the Chairman of the Board of Directors.
    Authorization to Work: As required by law, this offer is subject to satisfactory proof of your identification and right to work in the United States of America.

John, we are very excited about you joining the Cepheid team and look forward to a mutually rewarding relationship. We are convinced that your experience and commitment to develop a great company is an excellent match for both you and Cepheid. This offer will remain open to you until April 1, 2002. If you wish to accept employment at Cepheid under the terms described above, please sign, date and return a copy of this letter to signify your approval.

I look forward to your favorable reply and to a productive and enjoyable working relationship with you.

Sincerely,

Thomas L. Gutshall

CEO & Chairman

Cepheid

Accepted:

___________________________________  Date: ____________________

John Bishop

cc: Board of Directors, Cepheid